UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2009

Penn Treaty American Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14681	23-1664166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Legacy Drive Suite 130, Frisco, Texas 75034
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (469) 362-1214

3440 Lehigh Street, Allentown, Pennsylvania  18103
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01  Entry into a Material Definitive Agreement.

On April 28, 2009, Penn Treaty American Corporation (the “Company”) closed on a Termination and Limited Release Agreement (the “Release”) and a $5,000,000 Limited Recourse Secured Promissory Note (the “New Note”) with LTC Global, Inc., a Nevada corporation (“LTC Global”) and, in connection therewith, a Security Agreement with ACSIA Long Term Care, Inc., an affiliate of LTC Global.

The agreements were entered into in connection with a Stock Purchase Agreement and related agreements with LTC Global dated as of November 5, 2008, whereby the Company sold all of the issued and outstanding shares of capital stock (the “Shares”) of its wholly-owned subsidiary, United Insurance Group Agency, Inc. (“UIG”), to LTC Global.

Pursuant to the Stock Purchase Agreement, LTC Global purchased the Shares for $14.25 million (the “Purchase Price”), with $10.25 million of the Purchase Price payable pursuant to the terms of a promissory note (the “Original Note”) payable upon the earlier of (i) 120 days from November 5, 2008 or (ii) the completion of certain executed commission assignments.  Certain amounts were paid upon the completion of certain commission assignments, and at the due date, the aggregate principal and interest outstanding under the Original Note was $8,262,188.

On January 6, 2009, two of the Company's subsidiaries, Penn Treaty Network America Insurance Company and American Network Insurance Company, were placed into rehabilitation under the control of the Pennsylvania Department of Insurance.  The LTC Global group of companies is a general creditor of the Company's subsidiaries, with renewal commission rights valued at approximately $12 million gross of credit impairment.  As a result of the entry into rehabilitation, the associated commission rights owned by LTC Global subsidiaries were no longer eligible as collateral under LTC Global’s primary credit facility.  LTC Global advised the Company that payment of the Original Note at this time would have an impact on its liquidity and therefore, asked the Company for an extension of credit to enable LTC Global to continue its growth plan without interruption.  As a result, the Company agreed to refinance a portion of the amount outstanding on the Original Note conditioned upon a release of potential indemnification obligations of the Company related to actions of former officers of UIG.

Pursuant to the Release, the Company canceled the Original Note and LTC Global (i) paid to the Company $3,262,188; (ii) delivered to the Company the New Note; and (iii) released the Company from any and all liability related to the conduct of the defendants in the action captioned UIG v. Patrick Patterson, et al. Oakland County Circuit Court Case No. 08-096069-CK.

Pursuant to the New Note, UIG will pay to the Company principal and accrued interest in monthly installment payments.  The New Note matures on April 16, 2019 or such earlier date upon which the original principal amount and all accrued interest thereon has been paid in full.

As collateral for the amounts due under the New Note, Penn Treaty received a security interest in certain commissions payable to ACSIA from Penn Treaty Network America Insurance Company and American Network Insurance Company.

Item 1.02  Termination of a Material Definitive Agreement.

As described in Item 1.01 and incorporated herein by reference, the Original Note has been cancelled and replaced by the New Note.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1	Termination and Limited Release Agreement between LTC Global, Inc. and Penn Treaty American Corporation

10.2	$5,000,000 Limited Recourse Secured Promissory Note

10.3	Security Agreement by and between ACSIA Long Term Care, Inc. and Penn Treaty American Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION

May 4, 2009	By: /s/ Eugene Woznicki
Name: Eugene Woznicki
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Termination and Limited Release Agreement between LTC Global, Inc. and Penn Treaty American Corporation

10.2	$5,000,000 Limited Recourse Secured Promissory Note

10.3	Security Agreement by and between ACSIA Long Term Care, Inc. and Penn Treaty American Corporation